Where Food Comes From, Inc. - 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
February 23, 2017	OTCQB: WFCF

Where Food Comes From, Inc. Reports 2016 Financial Results

Revenue up 12% year over year to $11.6 million from $10.4 million

Net income of $433,200 vs. $533,900 in prior year; profitability impacted by $305,500 in M&A costs in fourth quarter of 2016

Adjusted EBITDA increased 13% to $1.4 million from $1.2 million

Cash generated from operations increased 14% to $1.0 million from $0.9 million

$3.2 million in cash, cash equivalents and short-term investments; 3.6:1 current ratio; no long-term debt

Q4 acquisition of SureHarvest adds approximately $1.7 million in annualized revenue, expands and diversifies commodity reach with high value specialty crops, positions Company for continued growth

CASTLE ROCK, Colo. – February 23, 2017 – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced its 2016 financial results.

“Where Food Comes From achieved another solid year of profitable growth, highlighted by double-digit increases in revenue, adjusted EBITDA and cash generation – all of which reached record highs in 2016,” said John Saunders, chairman and CEO. “We closed the year with a clean, strong balance sheet that included $3.2 million in cash, cash equivalents and short-term investments and had no long-term debt, and we are well positioned to continue capitalizing on organic and acquisitive expansion opportunities and extend our leadership position in this high growth industry.

“Our late fourth quarter acquisition of SureHarvest was a transformative event for Where Food Comes From,” Saunders added. “In addition to adding top-tier talent, a range of high value specialty crop coverage, complementary solutions and services, and more than 2,200 new customers from across the food chain, SureHarvest brings a valuable patent portfolio that we believe we can monetize with hundreds of food companies who are currently using traceability methodologies that are covered by those patents. We are moving forward with the integration of this transaction and are already seeing results of cross-selling activities between WFCF and SureHarvest.”

Full Year Results

Revenue for the full year increased 12% to $11.6 million from $10.4 million in 2015. Verification services revenue increased 14% to $10.3 million from $9.1 million year over year. Product revenue (cattle identification tags) remained relatively flat at $1.2 million year over year due to the effects of a strong US dollar and a decline in beef-related verifications as a result of lower cattle prices. Other revenue increased 13% to $125,400 from $111,300 last year.

Gross profit in 2016 increased 11% to $5.4 million from $4.9 million a year ago. Gross margin was 47%, unchanged from the same period a year ago. Selling, general and administrative expense as a percent of revenue for 2016 was 41% compared to 39% in 2015.

Net income attributable to Where Food Comes From, Inc. was $433,200, or $0.02 per share, compared with $533,900, or $0.02 per share, in 2015. The decline in net income was attributable to $305,500 in transaction costs associated with the SureHarvest acquisition.

Adjusted EBITDA in 2016 was $1.4 million, up 13% from $1.2 million in 2015.

The Company generated $1.0 million in net cash from operations in 2016, up 14% from $0.9 million in 2015.

Fourth Quarter Results

Fourth quarter revenue increased 9% to $3.0 million from revenue of $2.8 million in the same quarter last year. Verification services revenue increased 6% to $2.6 million from $2.5 million, reflecting a larger customer base and the positive impact of the Company’s growing service bundling capabilities. Product revenue increased 26% to $324,900 from $258,100. Other revenue increased to $57,400 from $26,300 a year ago.

Gross profit in the fourth quarter increased 6% year over year to $1.3 million from $1.2 million. Gross margin was 43% compared to 44% year over year. Selling, general and administrative expense as a percent of revenue was 45% in the fourth quarter, up from 34% in the same quarter last year.

As a result of $305,500 in M&A related transaction costs in the fourth quarter, the Company reported a net loss attributable to Where Food Comes From, Inc. of $48,700, or less than one cent per share, compared with net income of $153,400, or $0.01 per share, in the same quarter a year ago.

Adjusted EBITDA in the fourth quarter was essentially flat at $333,200 versus $337,200 in the same quarter last year.

Balance Sheet

The Company’s cash, cash equivalents and short-term investments balance at December 31, 2016, decreased 15% to $3.2 million from $3.8 million at 2015 year-end. Working capital was $3.4 million and the current ratio was 3.6:1.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13655224

Phone replay:

A telephone replay of the conference call will be available through March 9, 2017, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13655224

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 12,000 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, SureHarvest, and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about the Company’s ability to continue producing financial results similar to those described in this press release; the Company’s ability to capitalize on organic and acquisitive expansion opportunities, extend its leadership position and monetize it’s patent portfolio; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the fourth quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016		2015	2016	2015
Revenues
Service revenue		$2,643,078	$2,497,735	$10,308,670	$9,074,516
Product sales		324,934	258,063	1,180,919	1,209,619
Other revenue		57,421	26,335	125,444	111,334
Total revenue		3,025,433	2,782,133	11,615,033	10,395,469
Costs of revenue
Labor and other costs of services		1,544,724	1,407,339	5,518,024	4,810,737
Costs of products		193,959	156,220	684,121	729,979
Total costs of revenue		1,738,683	1,563,559	6,202,145	5,540,716
Gross profit		1,286,750	1,218,574	5,412,888	4,854,753
Selling, general and administrative expenses		1,366,177	939,141	4,778,389	4,059,520
Income (loss) from operations		(79,427)	279,433	634,499	795,233
Other expense (income):
Interest expense		171	332	1,517	1,585
Other expense (income), net		(1,524)	5,951	(4,131)	(770)
Income (loss) before income taxes		(78,074)	273,150	637,113	794,418
Income tax expense (benefit)		(29,403)	84,865	235,547	298,150
Net income (loss)		(48,671)	188,285	401,566	496,268
Net loss (income) attributable to non-controlling interest		—	(34,935)	31,605	37,649
Net income (loss) attributable to Where Food Comes From, Inc.		$(48,671)	$153,350	$433,171	$533,917

Net income per share:
Basic	$	*	$0.01	$0.02	$0.02
Diluted	$	*	$0.01	$0.02	$0.02
Weighted average number of common shares outstanding:
Basic		23,821,108	21,243,745	23,818,762	23,797,236
Diluted		23,973,108	21,868,596	23,964,026	23,974,374

* Less than $0.01 per share

Where Food Comes From, Inc. Calculation of Adjusted EBITDA* (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net Income (loss)	$(48,671)	$153,350	$433,171	$533,917
Adjustments to EBITDA:
Interest expense	171	332	1,517	1,585
Income tax expense (benefit)	(29,403)	84,865	235,547	298,150
Depreciation and amortization	68,185	64,538	267,645	256,272
EBITDA*	(9,718)	303,085	937,880	1,089,924
Adjustments:
Stock-based compensation	37,414	34,120	121,871	117,696
Cost of acquisition	305,463	—	305,463	—
Adjusted EBITDA*	$333,159	$337,205	$1,365,214	$1,207,620

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc. Balance Sheets
	December 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$2,489,985	$3,529,680
Accounts receivable, net	1,344,646	1,110,052
Short-term investments	733,104	251,717
Prepaid expenses and other current assets	203,744	154,912
Total current assets	4,771,479	5,046,361
Property and equipment, net	1,229,350	157,950
Intangible and other assets, net	4,228,228	1,760,199
Goodwill	2,652,250	1,279,762
Deferred tax assets, net	—	231,452
Total assets	$12,881,307	$8,475,724

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$333,784	$417,836
Accrued expenses and other current liabilities	480,047	92,574
Customer deposits	80,832	77,784
Deferred revenue	443,564	194,087
Short-term debt and current portion of notes payable	—	7,846
Current portion of capital lease obligations	4,067	4,634
Total current liabilities	1,342,294	794,761
Capital lease obligations, net of current portion	15,735	1,776
Notes payable and other long-term debt, net	—	8,365
Lease incentive obligation	158,025	—
Deferred tax liabilities	49,440	—
Total liabilities	1,565,494	804,902
Contingently redeemable non-controlling interest	1,888,135	936,370
Stockholders’ equity:
Common stock	24,890	23,822
Additional paid-in capital	10,052,597	7,446,634
Treasury stock	(524,892)	(177,916)
Accumulated deficit	(124,917)	(558,088)
Total Equity	9,427,678	6,734,452
Total liabilities and stockholders’ equity	$12,881,307	$8,475,724